Exhibit 99.1

SBT Bancorp Announces Quarterly Dividend

SIMSBURY, Conn.--(BUSINESS WIRE)--August 21, 2014--The Board of Directors of SBT Bancorp, Inc., (OTCBB: SBTB, CUSIP 78391C106), the holding company of Simsbury Bank, declared on August 20, 2014 a quarterly common stock cash dividend of $0.14 per share. The dividend will be payable on September 12, 2014 to shareholders of record on September 1, 2014.

Robert J. Bogino, Chairman of the SBT Bancorp and Simsbury Bank boards, said, “The Board of Directors and management of SBT Bancorp remain confident in the continued long term growth of the Bank’s earnings. This dividend declaration by the directors of SBT Bancorp is reflective of that confidence in the future of our Company. We thank our shareholders for their support.”

Simsbury Bank is an independent, publicly owned community bank for consumers and businesses based in Central Connecticut’s Farmington Valley. Simsbury Bank’s parent company is SBT Bancorp, Inc. whose stock is traded under the ticker symbol OTCBB: SBTB. The Bank serves customers locally through branches in Avon, Bloomfield, Granby and Simsbury and regionally through mortgage and commercial bankers active throughout Southern New England. Simsbury Bank customers enjoy internet banking and mortgage services at, respectively, www.simsburybank.com and www.simsburybank.com/mortgages. Bank customers have free ATM access at thousands of machines across the country through the SUM program. The Bank offers financial planning, investment and insurance products through LPL Financial and its affiliates, member FINRA/SIPC.

Certain statements in this press release, including statements regarding the intent, belief or current expectations of the Company, its directors or its officers, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

CONTACT:
SBT Bancorp, Inc.
Richard Sudol, 860-408-5493
CFO
Fax: 860-408-4679
rsudol@simsburybank.com